August 29, 2018

By FedEx Overnight

Georgia RE Fields, LLC
521 NE Spanish Trail
Boca Raton, FL  33432
Attn: Kim B. Fields

    Re:    Second Amendment to Lease for real property and improvements located at 1775 West Oak Commons Court, Marietta, Georgia between RE Fields, LLC, successor in interest to HUB Properties GA, LLC, and CPVF II West Oak LLC, (“Landlord”), and MiMedx Group, Inc., (‘Tenant”) dated January 25, 2013, as amended March 7, 2017 (the “Lease”).

Dear Ms. Fields:

    As we discussed yesterday, we are terminating our line of credit with Bank of America and other banks and therefore will very soon terminate Bank of America, N.A. Irrevocable Standby Letter of Credit No. 68995862 in the current amount of $51,572.37 (the “Letter of Credit”), which currently serves as the security deposit for the above-referenced Lease. In exchange therefore, we enclose a check for $51,572.37 as a replacement security deposit. By accepting this check you agree to (1) promptly return the Letter of Credit to us within three business days and, within a commercially reasonable time not to exceed thirty days, execute such documents as Bank of America shall reasonably require to release Landlord’s interest in such Letter of Credit, and (2) amend the Lease to delete Section 4.7 and replace it with the following:

4.7 Security Deposit. Landlord and Tenant acknowledge that Tenant has delivered to Landlord $51,572.37 as the Security Deposit. Landlord shall hold Tenant’s Security Deposit without liability for interest except to the extent required by law, as security for the performance of Tenant’s obligations under this Lease. Unless required by applicable law, Landlord shall not be required to keep the Security Deposit segregated from other funds of Landlord. Tenant shall not assign or in any way encumber the Security Deposit. Upon the occurrence of any event of default by Tenant, and following the expiration of any applicable notice and cure period, Landlord shall have the right, without prejudice to any other remedy, to use the Security Deposit, or portions thereof, to the extent necessary to pay any arrearage in Rent, and any other damage, injury or expense. Following any such application of all or any portion of the Security Deposit, Tenant shall pay Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Landlord shall reimburse Tenant such amount within thirty (30) days of the expiration date of the Term, provided Tenant is not then in default under this Lease (unless otherwise waived by Landlord). If Landlord transfers an interest in the premises during the Term, Landlord may assign the Security Deposit to the transferee, and, in such event and upon transferee’s written assumption of Landlord’s obligations to Tenant hereunder, Landlord shall thereafter have no further liability to Tenant for the Security Deposit.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

Kindly acknowledge your agreement by signing and returning a copy of this letter to me.

                        Sincerely,

MiMedx Group, Inc.

        By: /s/ Edward Borkowski
Edward Borkowski,
EVP & Interim Chief Financial Officer

Accepted and Agreed to:

Georgia RE Fields, LLC

By: Fields-Realty, LLC
Its:  Manager

By: /s/ Kim B. Fields
Name:     Kim B. Fields
Its:     Authorized Member

Enclosure

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com